                                                                      EXHIBIT 11
STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS
FREMONT GENERAL CORPORATION



                                                                      YEAR ENDED DECEMBER 31,
                                                                 --------------------------------
                                                                  1996        1995         1994
                                                                 -------     -------      -------
                                                                  (THOUSANDS OF DOLLARS, EXCEPT
                                                                           PER SHARE DATA)
PRIMARY:
Weighted average shares outstanding                               25,794      25,391       25,305
Net effect of dilutive stock options based
  on the treasury stock method using
  average market price                                               968         688          518
                                                                 -------     -------      -------
Total                                                             26,762      26,079       25,823
                                                                 =======     =======      =======
Net income                                                       $87,288     $68,022      $55,812
                                                                 =======     =======      =======
Per share amount                                                   $3.26       $2.61        $2.16
                                                                 =======     =======      =======

FULLY DILUTED:
Weighted average shares outstanding                               25,794      25,391       25,305
Net effect of dilutive stock options based
  on the treasury stock method using the
  year-end market price, if higher than
  average market price                                               995         743          520
Assumed conversion of LYONs                                        6,841       7,209        7,209
                                                                 -------     -------      -------
Total                                                             33,630      33,343       33,034
                                                                 =======     =======      =======
Net income                                                       $87,288     $68,022      $55,812

Income adjustments for fully diluted computation:
  Add interest expense, amortization of prepaid expense,
     net of federal income tax, for assumed conversion
     of LYONs                                                      4,547       4,488        4,364
                                                                 -------     -------      -------
Total                                                            $91,835     $72,510      $60,176
                                                                 =======     =======      =======
Per share amount                                                   $2.73       $2.17        $1.82
                                                                 =======     =======      =======
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